Exhibit 10.60

Building Materials Holding Corporation
EXECUTIVES' SUPPLEMENTAL RETIREMENT INCOME PLAN
(Revised and restated effective December 31, 2002)
ARTICLE I - Definitions:

1.1 “Plan” means the Executives' Supplemental Retirement Income Plan of Building Materials Holding Corporation (formerly known as the Executives' Supplemental Retirement Income Plan of BMC West Corporation), as described in this instrument, effective January 1, 1993 and thereafter.

1.2 “Company” means Building Materials Holding Corporation of San Francisco, California, a Delaware Corporation, or a successor corporation thereafter.

1.3 “Executive” means an Executive or highly compensated individual of the Company or of any division, subsidiary or affiliate of the Company who is eligible to become a participant in the Plan under Paragraph 3.1 hereof.

1.4 “Fiscal Year” means the fiscal year of the Company as established from time to time.

1.5 “Participant” means a person who is selected to participate in the Plan and has executed the Adoption Agreement as required by Paragraph 3.1 hereof.

1.6 “Deferred Compensation” means the portion of a participant's compensation for any fiscal year, or part thereof, that has been deferred pursuant to the Plan.

1.7 “Termination of Service” or similar expression means the termination of the Participant as an Executive or eligible employee of the Company or any division, subsidiary or affiliate thereof, and includes termination by way of resignation, removal, disability, or change in position prior to his Normal Retirement Date.  A Participant who is on temporary leave of absence, whether with or without pay, shall not be deemed to have terminated his service.

1.8 “Normal Retirement Date” as used herein means the date on which the Participant attains age sixty-five (65) or the date specified in Paragraph E of the Adoption Agreement, if later.

1.9 “Early Retirement” as used herein refers to an election available to a terminated Participant upon attaining age sixty (60) with at least fifteen (15) years of service at the time of termination or upon attaining age fifty-five (55) with at least twenty-five years of service at the time of termination.  Such Participant may begin receiving benefits by notifying the Plan Administrator at least six months prior to the requested benefit start date.

1.10 “Interest Credit” is a fixed percentage rate to be applied to the existing Retirement Account Balance as of January 1st each year. The rates will be reviewed by the Compensation Committee each February.  Any changes will be effective for the January 1st balance of the same year.  The rates to be effective for January 1, 2003 are as follows:

Active Employees	6.0%
Inactive Employees:
Less than 5 years of service	0.0%
With 5 - 9 years of service	1.5%
With 10 - 14 years of service	3.0%
With 15 - 19 years of service	4.0%
With 20 - 24 years of service	5.0%
With 25 or more years of service	6.0%

1.11 “Retirement Account Balance” is the balance in an account maintained by the Company for each participant comprised of contributions to the plan by the Company plus Interest Credit applied each January 1st.  The Interest credits are applied to the account balance before adding the contributions of the Company for the current year.

1.12 “Computation Convention” the computations of future values, present values, or periodic payments (annuity) use the "end of period" assumption for the first payment.

1.13 “Trust” means the grantor trust established by the Company pursuant to Section 6.2 of the Plan hereof, and evidenced by the Supplemental Retirement Income Plans Trust Agreement effective on January 1, 1993, as such Agreement is amended from time to time.

1.14 “Change of Control” The purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Act, of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Company’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Company of a reorganization, merger, or consolidation (in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation) do not immediately thereafter own more than 50 percent of the consolidated Company’s then outstanding securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of Company’s assets.

ARTICLE II - CONTRIBUTIONS

2.1 Contributions. The Company shall allocate five and one half percent (5.5%) of the Company's net income for SERP Benefits.  Sixty-five percent (65%) of the amount allocated will be directed to this plan.

2.2 Allocation Among Participants. The funds allocated will be distributed among the active participants in accordance with the following method:

1.	The base salaries less $40,000 for each active participant will be summed to provide the total benefit salary base.

2.	The salaries for each individual in excess of $40,000 are divided by the total benefit salary base producing the participant's percentage share, to five decimals, of the current funds allocated.

3.
The percentage in step two above is applied to the total funds allocated to establish the value of the contribution to the participant. If the contribution exceeds twenty percent (20%) of base salary, twenty percent (20%) of base salary will be used.

2.3 Equivalent Base Pay. For participants whose pay is composed of a base salary plus commissions and whose base salary is less than fifty thousand dollars ($50,000) the base pay that will be used in these calculations will be fifty thousand dollars ($50,000).

2.4 Changes In Contributions. The amounts to be allocated to this plan may be changed by the Board of Directors at any time.  The methods for allocating the funds among participants may be changed as deemed necessary to maintain equity by the Compensation Committee with the approval of the Board of Directors.  Participants will be notified of changes as soon as practicable after such change is adopted.

ARTICLE III - REQUIREMENTS FOR PARTICIPATION

3.1 Requirements for Participants. In order to participate herein, the Executives of the Company selected to participate by the Company must

(a)	Fit within the definition of highly compensated or select group of executives as that definition may be changed from time to time by ERISA or the IRS;

(b)	Execute an Adoption Agreement in the form attached hereto as Exhibit “I”;

(c)	If the Company desires to purchase key man life insurance on the Participant’s life for its sole benefit, cooperate so that the Company may obtain a valid insurance contract.

3.2 Continued Service. Each Participant in the Plan shall continue as an employee of the Company under terms mutually agreed upon between the Company and the Participant, from time to time, until the Participant reaches his Normal Retirement Date or until such date as may be mutually agreed upon, or until his Termination of Service, as herein defined.  Any payments under this Plan shall be independent of, and in addition to, those under any other plan, program or agreement in effect between the Company and the Participant.  This Plan and the Adoption Agreement attached hereto as Exhibit "I" shall not be construed as a contract of employment, nor does it restrict the right of the shareholders or Directors of the Company to remove the Participant as an Executive, or the right of the Participant to resign as an Executive.

3.3 Early Termination. If the Participant's service as an Executive of the Company is terminated for reasons other than death prior to his Normal Retirement Date, with or without cause or voluntarily or involuntarily, and if the Participant's termination was not due to fraudulent or dishonest conduct by the Participant, and Participant has not violated the Non Compete provision herein, the Company will disburse benefits in accordance with ARTICLE IV herein, or, at the sole discretion of the Company, the Company may fulfill its total obligations under the plan by making a Lump Sum Benefit distribution equal to Retirement Account Balance at the date of termination.  In the event of a lump sum settlement, such distribution must be made within forty-five (45) days of the date of termination.  Not withstanding this article, the company shall distribute participant balances of less than ten thousand dollars ($10,000) following termination.

If the termination is for fraudulent or dishonest conduct by the Participant, the benefit shall be paid in a lump sum equal to the lesser of the Retirement Account Balance or the sum of the company's contribution attributable to the participant without interest or other appreciation.

3.4 Non-Compete. If a participant terminates employment with Company and accepts employment with a competitor of Company within twelve months of termination the benefits under this Plan will be paid as a lump sum equal to the lesser of the Retirement Account Balance at the date of termination or the sum of the company's contribution attributable to the participant without interest or other appreciation, unless the participant receives permission in writing from the Company before accepting such position.  If in the opinion of the Compensation Committee, conditions warrant, such permission may be granted as a general waiver rather than applied to a specific position.

ARTICLE IV - BENEFITS

4.1 Pre-Retirement Death Benefits.

(a)
If a Participant who dies before his Normal Retirement Date had not Terminated Service or had served for at least twenty-five (25) years before terminating service and no settlement has been made under any other provision herein, the Company will pay to the Participant's beneficiary(ies) a monthly benefit for a total of sixty (60) months. The Pre-Retirement Death Benefit will be derived by using the Retirement Account Balance to solve for 60 monthly payments using an interest factor of 0.75% (9% annual rate).

(b)
If a Participant dies before the Normal Retirement Date but after terminating service, for any reason, with less than twenty-five (25) years of service and no settlement has been made under any other provision herein, the Company will pay the Participant's beneficiary(ies) a monthly benefit for a total of sixty(60) months.  The Pre-Retirement Death Benefit will be derived by using the Retirement Account Balance to solve for sixty (60) monthly payments using an interest factor of 0.50% (6% annual rate).

All monthly payments to be made pursuant to this Paragraph 4.1 shall commence within forty-five (45) days following the death of the Participant or when the beneficiary is properly identified, if later.

4.2 Post-Retirement Income and Death Benefits.

(a)
For Participants with continuous service who retire on or after their Normal Retirement Date, or Participants eligible for Early Retirement who had at least twenty-five (25) years of service, or participants who terminated service with at least twenty-five (25) years of service, the Company will pay a monthly benefit for 180 months.  The benefit due will be calculated using the Retirement Account Balance to solve for 180 monthly payments using an interest factor of 0.75% (9% annual rate).

(b)
For Participants who have terminated service with less than twenty-five (25) years of service and no settlement has been made under any other provision herein and who have attained their Normal Retirement Date, the Company will pay a monthly benefit for 180 months.  The benefit due will be calculated using the Retirement Account Balance to solve for 180 monthly payments using an interest factor of 0.50% (6% annual rate).

(c)	Following are optional retirement benefit pay out options available to the participants if elected in writing at least twelve months prior to the retirement date:

1.
A lump sum payment equal to the balance in the Retirement Income Account maintained for the participant at the time benefit payments are due to commence.  This option requires approval by the compensation committee of the board.

2.	Monthly payments for 120 months with interest at 0.667% monthly (8% annual rate) with at least 25 years of service and 0.417% monthly (5% annual rate) with less than 25 years of service.

3.	Monthly payments for 60 months with interest at 0.583% monthly (7% annual rate) with at least 25 years of service and 0.333% monthly (4% annual rate) with less than 25 years of service.

If the Participant dies prior to receiving all of the monthly payments scheduled under the option elected, the Participant's beneficiary(ies) shall continue to receive such monthly payments in a like amount until the benefits provided for therein have been paid in full.  If such Participant has received at least all of the scheduled monthly payments prior to such Participant's death, no further benefits shall be due hereunder.

4.3 Hardship Provision.  A participant may apply at any time to have the unpaid portion of the scheduled monthly benefits paid in a lump sum equal to the participants Retirement Account Balance (which will be the present value of the unpaid benefits at the interest rate applicable to the participant’s retirement schedule).  To make application for this provision the participant must make the request in writing to the compensation committee stating the nature of the hardship and the need for commuting the payments.  The committee will either approve or disallow the request and will notify the participant of its decision as soon as practicable after the request is received.

4.4 Facility of Payment. Payment hereunder to the Participant or his or her beneficiary pursuant to this Plan shall fully discharge the Company from all claims or liabilities with respect to such payments unless, before such payment is made, the Company has received, at its principal place of business, written notice by or on behalf of some other persons who claim to be entitled to such payments or some part thereof.  In the event the Participant is deceased and a Court of competent jurisdiction has entered a final order with respect to his or her estate, payment of such money, or portions thereof, if any be due, pursuant to the terms of the judgment shall likewise fully protect the Company making such payment unless, before such payment is made, written notice of a claim or adverse claim is received in the manner provided above.

4.5 Change of Control Benefits.

(a)	Benefits Following an Approved Change of Control.

(i)
In the event a Participant's employment with the Company is terminated for any reason within a five-year period following a Change of Control, and the transaction constituting the Change of Control was approved in writing prior to its consummation by a majority vote of the members of the Company's incumbent Board of Directors (an "Approved Change of Control"), then the Participant shall be entitled to receive payment of his or her Retirement Account Balance over a period of sixty (60) months using a 9% interest factor compounded annually.  The installment payments shall begin within forty-five (45) days of the termination of employment.

(ii)
Following an Approved Change of Control, any participant (or beneficiary thereof) already receiving benefit payments under the Plan shall continue to receive benefit payments under the Plan for the lesser of (1) the remainder of the current pay out schedule, or (2) a sixty (60) month period commencing upon the consummation of the Approved Change of Control.

(b)	Benefits Following a Non-approved Change of Control.

(i)
In the event a Participant's employment with the Company is terminated for any reason within a five-year period following a Change of Control, and the Change of Control was not approved in writing prior to its consummation by a majority vote of the members of the Company's incumbent Board of Directors (a "Non-approved Change of Control"), then the Participant shall be entitled to receive payment of his or her Retirement Account Balance in a lump sum.  The lump sum payment shall be made within forty-five (45) days of the date of termination of employment.

(ii)
Following a Non-approved Change of Control, any participant (or beneficiary thereof) already receiving payments under the Plan shall receive the remainder of his or her benefit under the Plan in the form of a lump sum.  Such lump sum payment shall be made within forty-five (45) days of the consummation of the Non-approved Change of Control.

ARTICLE V - RIGHTS OF PARTICIPANT

5.1 Beneficiary. Each Participant shall have the right to designate a Primary and Contingent Beneficiary entitled to receive the benefits payable upon death on behalf of such Participant under the provisions of this Plan.  The Participant may change or revoke such designation in writing.  A change of beneficiary notice received after the death of a deceased participant but bearing a postmark prior to the date of death will be deemed to be in force at time of death.

If the beneficiary is the spouse of the insured, the spouse must also sign any change of beneficiary that would remove or subordinate the spouse as beneficiary.

5.2 Non-Assignability. Neither the Participant nor the Participant's spouse, nor their heirs or legatees shall have any right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.

5.3 Bound by Plan Provisions. Each Participant, whether active or terminated, surviving spouse or other beneficiary, as a condition to receiving any benefits under the Plan shall be conclusively deemed for all purposes to have assented to the Plan and shall be bound hereby with the same force and effect as if he had executed a consent to all the terms and provisions of the Plan.

5.4 Claim Procedure. If any former employee or any Beneficiary has not received a benefit under the Plan to which he thinks he is entitled, he or his authorized representative, within 180 days after the event that he thinks entitled him to the benefit, may file with the Compensation Committee a written claim for the benefit with sufficient detail to bring the nature of the claim to the attention of the Committee.

The Committee will notify the claimant of its decision in writing within 180 days of receipt of the claim.  If the claim is denied wholly or in part the notice will set forth in a manner calculated to be understood by the claimant the specific reasons for the denial.

In the case of a denial the claimant may request a review of his claim by making a written request to the Committee within 90 days of receiving notice of the denial.  The request may include issues and comments that the claimant feels the Committee should consider.

Within 90 days after receipt of the request for review, the Committee will notify the claimant of its final decision setting forth specific reasons.  Subject to any rights to remedies accorded by applicable law the decision of the Committee shall be conclusive and binding upon Company, the claimant and all other persons interested in the claim.

ARTICLE VI - FUNDING

6.1 Un-funded Plan.  No Participant or any other person shall have any interest in any fund or in any specific asset or assets of the Company by reason of any amounts due him hereunder, nor any right to receive any distribution under the Plan except as and to the extent expressly provided in the Plan.  Nothing in the Plan shall be deemed to give any subsidiary or affiliate of the Company rights to participate in the Plan, except in accordance with the provisions of the Plan.  All benefits provided for hereunder and all other amounts deferred, if any, hereunder are completely unsecured and are payable only out of the general assets of the Company.  The Company shall be under no obligation whatsoever to purchase or maintain any life insurance policy or annuity contract or in any other manner segregate assets to provide the benefits or fund its obligations under this Plan.

6.2 Funds In Trust. The Company will establish a Trust to hold such funds as the Company has allocated to the plan.  The establishment of said Trust does not assign any rights of ownership to the assets in the Trust.  The assets of the Trust are part of Company's general assets and are subject to the claims of the Company's creditors.  The Company is under no obligation to assure that the assets in the Trust are adequate to provide the benefits promised under the Plan.  The sole security of the benefits due under the plan is the Company's assurance under the provisions of this plan, which is specifically defined to be un-funded.

ARTICLE VII - OTHER PROVISIONS

7.1 Relation to Other Plans. Any benefits payable under this Plan shall not be deemed salary or compensation to any Participant for the purpose of computing benefits to which he may be entitled under any pension or profit sharing plan or other similar plan or arrangement of the Company for the benefit of its Participants.

7.2 Administration. The Compensation Committee of the Company shall have full power and authority to administer this Plan.  No member of the Compensation Committee or the Board of Directors shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own willful misconduct or lack of good faith.  The Directors shall, from time to time, establish eligibility requirements for participation in the Plan and rules for the Administration of the Plan that are not inconsistent with the provisions of the Plan.

7.3 Amendment. The Board of Directors of the Company reserves the right to amend this Plan in such manner as it, in its sole discretion, may deem necessary and proper.  Such amendments will apply to terminated and retired Participants to the same extent that they apply to active Participants.

7.4 Rights of Company to Terminate the Plan. The Company shall have the right to terminate this Plan at any time.  Each Participant in the Plan shall receive future benefits in the same manner and amount as he would have received had his service as an Executive terminated with twenty-five (25) years of service on the date the Plan is terminated.  Anything herein to the contrary notwithstanding, should the Company elect to terminate the Plan it shall be obligated to continue to pay all benefits provided for hereunder to all Participants or their beneficiaries, as the case may be, who have died or retired and who have become entitled to receive same in accordance with the terms of the Plan.

7.5 Rights of Offset. If the Participant has any indebtedness to the Company at the time benefits become due by virtue of retirement, death, or termination, the Company may apply the amounts due, less the minimum Federal Backup Withholding Tax required on such amounts, to reduce such indebtedness.

7.6 Law Governing. This Plan shall be construed in accordance with and governed by the laws of the State of Idaho.